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                                                                    EXHIBIT 5.1
International Paper Company Two Manhartanville Road Purchase, New York 10577

                                                    August 12, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

  The following opinion is furnished by the undersigned in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by International Paper Company, a New York corporation (the "Company") under the Securities Act of 1933, as amended, relating to the issuance of up to 2,000,000 additional shares of the Common Stock, par value $1.00 per share of the Company (the "Shares"), in connection with the International Paper Company Stock Option Plan (the "Plan").

  I have examined originals or copies, certified or otherwise identified to my satisfaction, or such corporate records and other documents, and have con-ducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion.

  Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, subject to the Registration Statement becoming ef-fective, when issued in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and nonassessable.

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ James W. Guedry
                                          -----------------------------
                                          James W. Guedry